Pricing Supplement No. U574
To the Underlying Supplement dated June 24, 2010,
Product Supplement No. U-I dated October 18, 2010,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 January 23, 2012

$2,043,000 One Year 9.60% per annum Callable Yield Notes due January 28, 2013 Linked to the Performance of the S&P 500® Index, the Russell 2000® Index and the Market Vectors Gold Miners ETF

General

•	The securities are designed for investors who are mildly bearish, neutral or mildly bullish on the Underlyings. Investors should be willing to lose some or all of their investment if a Knock-In Event occurs with respect to any Underlying. Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	Interest will be paid monthly in arrears at a rate of 9.60% per annum, subject to Early Redemption. Interest will be calculated on a 30/360 basis.
•	The Issuer may redeem the securities, in whole but not in part, on any Interest Payment Date scheduled to occur on or after February 27, 2012. No interest will accrue or be payable following an Early Redemption.
•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing January 28, 2013.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The securities priced on January 23, 2012 (the “Trade Date”) and are expected to settle on January 26, 2012. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch
Underlyings:	Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Knock-In Level:
	Underlying	Ticker	Initial Level	Knock-In Level
	S&P 500® Index ("SPX")	SPX	1,316.00	789.6000
	Russell 2000® Index ("RTY")	RTY	783.05	469.8300
	Market Vectors Gold Miners ETF ("GDX")	GDX UP	53.01	31.8060
Interest Rate:	9.60% per annum. Interest will be calculated on a 30/360 basis.
Interest Payment Dates:	Unless redeemed earlier, interest will be paid monthly in arrears on February 27, 2012, March 26, 2012, April 26, 2012, May 29, 2012, June 26, 2012, July 26, 2012, August 27, 2012, September 26, 2012, October 26, 2012, November 26, 2012, December 26, 2012 and the Maturity Date, subject to the modified following business day convention. No interest will accrue or be payable following an Early Redemption.
Redemption Amount:	At maturity, the Redemption Amount you will be entitled to receive will depend on the individual performance of each Underlying and whether a Knock-In Event occurs. If the securities are not subject to Early Redemption, the Redemption Amount will be determined as follows:
• If a Knock-In Event occurs during the Observation Period, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. In this case, the maximum Redemption Amount will equal the principal amount of the securities. Therefore, unless the Final Level of each of the Underlyings is greater than or equal to its Initial Level, the Redemption Amount will be less than the principal amount of the securities and you could lose your entire investment.
• If a Knock-In Event does not occur during the Observation Period, the Redemption Amount will equal the principal amount of the securities you hold.
Any payment on the securities is subject to our ability to pay our obligations as they become due.
Early Redemption:	Prior to the Maturity Date, the Issuer may redeem the securities in whole, but not in part, on any Interest Payment Date scheduled to occur on or after February 27, 2012 upon notice on or before the relevant Early Redemption Notice Date at 100% of the principal amount of the securities, together with the interest payable on that Interest Payment Date.
Early Redemption Notice Dates:
Notice of Early Redemption will be provided prior to the relevant Interest Payment Date on or before February 22, 2012, March 21, 2012, April 23, 2012, May 23, 2012, June 21, 2012, July 23, 2012, August 22, 2012, September 21, 2012, October 23, 2012, November 20, 2012 and December 20, 2012, as applicable.
Knock-In Event:	A Knock-In Event will occur if the closing level of any Underlying reaches or falls below the Knock-In Level for that Underlying on any trading day during the Observation Period.
Knock-In Level:	For each Underlying, as set forth in the table above.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
	Final Level – Initial Level Initial Level	; subject to a maximum of zero
Initial Level:	For each Underlying, as set forth in the table above.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Valuation Date:†	January 23, 2013
Maturity Date:†	January 28, 2013
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546TKU4

† The Valuation Date for any Underlying is subject to postponement if such date is not an underlying business day for such Underlying or as a result of a market disruption event in respect to such Underlying and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date for any Underlying is postponed, in each case as described in the accompanying product supplement under "Description of the Securities-Market disruption events."

Investing in the securities involves a number of risks. See “Selected Risk Considerations” in this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Issuer
Per security	$1,000.00	$22.50	$977.50
Total	$2,043,000.00	$45,905.00	$1,997,095.00

(1)         We or one of our affiliates may pay varying discounts and commissions of between $20.00 and $22.50 per $1,000 principal amount of securities, for total underwriting discounts and commissions of $45,905.00. In addition, an affiliate of ours may pay referral fees of up to $7.50 per $1,000 principal amount of securities. For more detailed information, please see ‘‘Supplemental Plan of Distribution (Conflicts of Interest)’’ on the last page of this pricing supplement.
The agent for this offering, Credit Suisse Securities (USA) LLC (‘‘CSSU’’), is our affiliate. For more information, see ‘‘Supplemental Plan of Distribution (Conflicts of Interest)’’ on the last page of this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,043,000	$234.13

Credit Suisse

January 23, 2012

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated June 24, 2010, the product supplement dated October 18, 2010, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009 relating to our Medium Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated June 24, 2010: http://www.sec.gov/Archives/edgar/data/1053092/000104746910006110/a2199225z424b2.htm
•	Product supplement No. U-I dated October 18, 2010: http://www.sec.gov/Archives/edgar/data/1053092/000095010310003007/dp19604_424b2-ui.htm
•	Prospectus supplement dated March 25, 2009: http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm
•	Prospectus dated March 25, 2009: http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

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Hypothetical Redemption Amounts and Total Payments on the Securities

The tables and examples below illustrate hypothetical Redemption Amounts payable at maturity and, in the case of the tables, total payments over the term of the securities (which include both payments at maturity and the total interest paid on the securities) on a $1,000 investment in the securities for a range of Underlying Returns for the Lowest Performing Underlying, both in the event a Knock-In Event does not occur and in the event a Knock-In Event does occur. The tables and examples reflect that the Interest Rate applicable to the securities is 9.60% per annum, and assume that (i) the securities are not redeemed prior to maturity, (ii) the term of the securities is exactly one year and (iii) the Knock-In Level for each Underlying is 60.00% of the Initial Level for such Underlying. In addition, the examples below assume that the Initial Level is 1,316 for SPX, 783 for RTY and $53 for GDX. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual interest payment. The Redemption Amounts and total payment amounts set forth below are provided for illustration purposes only. The actual Redemption Amounts and total payments applicable to a purchaser of the securities will depend on several variables, including, but not limited to (a) whether the closing level of any Underlying is less than or equal to its respective Knock-In Level on any trading day during the Observation Period and (b) the Final Level of the Lowest Performing Underlying determined on the Valuation Date. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the Final Level of the Lowest Performing Underlying will decrease in comparison to its Initial Level. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

TABLE 1: A Knock-In Event DOES NOT occur during the Observation Period.

Percentage Change from the Initial Level to the Final Level for the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount per $1,000 Principal Amount of Securities (Knock-In Event does not occur)	Total Interest Payment per $1,000 Principal Amount of Securities	Total Payment per $1,000 Principal Amount of Securities
50%	0%	$1,000	$96.00	$1,096.00
40%	0%	$1,000	$96.00	$1,096.00
30%	0%	$1,000	$96.00	$1,096.00
20%	0%	$1,000	$96.00	$1,096.00
10%	0%	$1,000	$96.00	$1,096.00
0%	0%	$1,000	$96.00	$1,096.00
-10%	-10%	$1,000	$96.00	$1,096.00
-20%	-20%	$1,000	$96.00	$1,096.00
-30%	-30%	$1,000	$96.00	$1,096.00
-39.99%	-39.99%	$1,000	$96.00	$1,096.00
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TABLE 2: A Knock-In Event DOES occur during the Observation Period.

Percentage Change from the Initial Level to the Final Level for the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount per $1,000 Principal Amount of Securities (Knock-In Event occurs)	Total Interest Payment per $1,000 Principal Amount of Securities	Total Payment per $1,000 Principal Amount of Securities
50%	0%	$1,000	$96.00	$1,096.00
40%	0%	$1,000	$96.00	$1,096.00
30%	0%	$1,000	$96.00	$1,096.00
20%	0%	$1,000	$96.00	$1,096.00
10%	0%	$1,000	$96.00	$1,096.00
0%	0%	$1,000	$96.00	$1,096.00
-10%	-10%	$900	$96.00	$996.00
-20%	-20%	$800	$96.00	$896.00
-30%	-30%	$700	$96.00	$796.00
-40%	-40%	$600	$96.00	$696.00
-50%	-50%	$500	$96.00	$596.00

Example 1: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level during the Observation Period; and the Final Level of the Lowest Performing Underlying is less than its Initial Level.

Underlying	Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
SPX	1,316	1,316.00 (100% of Initial Level)	1,447.60 (110% of Initial Level)
RTY	783	704.70 (90% of Initial Level)	861.30 (110% of Initial Level)
GDX	$53	$31.80 (60% of Initial Level)	$31.80 (60% of Initial Level)

Since the closing level of GDX reaches its Knock-In Level during the Observation Period, a Knock-In Event occurs. GDX is also the Lowest Performing Underlying.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of GDX	―	Initial Level of GDX	; subject to a maximum of 0.00
Initial Level of GDX

= ($31.80 – $53)/$53 = -0.400

Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)

= $1,000 x (1 – 0.400) = $600

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Example 2: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level during the Observation Period; the Lowest Performing Underlying never reaches or falls below its Knock-In Level during the Observation Period; and the Final Level of the Lowest Performing Underlying is less than its Initial Level.

Underlying	Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
SPX	1,316	789.60 (60% of Initial Level)	1,447.60 (110% of Initial Level)
RTY	783	704.70 (90% of Initial Level)	861.30 (110% of Initial Level)
GDX	$53	$34.98 (66% of Initial Level)	$34.98 (66% of Initial Level)

Since the closing level of SPX reaches its Knock-In Level during the Observation Period, a Knock-In Event occurs. GDX is the Lowest Performing Underlying, even though its closing level never reaches or falls below its Knock-In Level during the Observation Period.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of GDX	―	Initial Level of GDX	; subject to a maximum of 0.00
Initial Level of GDX

= ($34.98 – $53)/$53 = -0.340

Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)

= $1,000 x (1 – 0.340) = $660

Example 3: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level during the Observation Period; and the Final Level of the Lowest Performing Underlying is greater than its Initial Level.

Underlying	Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
SPX	1,316	789.60 (60% of Initial Level)	1,447.60 (110% of Initial Level)
RTY	783	743.85 (95% of Initial Level)	939.60 (120% of Initial Level)
GDX	$53	$47.70 (90% of Initial Level)	$63.60 (120% of Initial Level)

Since the closing level of SPX reaches its Knock-In Level, a Knock-In Event occurs. SPX is also the Lowest Performing Underlying.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of SPX	―	Initial Level of SPX	; subject to a maximum of 0.00
Initial Level of SPX

= (1,447.60 – 1,316)/1,316 = 0.100

BUT 0.100 is greater than the maximum of 0.00, so the Underlying Return of the Lowest Performing Underlying is 0.00.

Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)

= $1,000 x (1 + 0.00) = $1,000

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Example 4: A Knock-In Event does not occur.

Underlying	Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
SPX	1,316	868.56 (66% of Initial Level)	1,447.60 (110% of Initial Level)
RTY	783	524.61 (67% of Initial Level)	861.30 (110% of Initial Level)
GDX	$53	$36.04 (68% of Initial Level)	$58.30 (110% of Initial Level)

Since the closing level of each Underlying did not reach or fall below its Knock-In Level during the Observation Period, a Knock-In Event does not occur.

Therefore, the Redemption Amount equals $1,000.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — You may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued or unpaid interest. If a Knock-In Event occurs during the Observation Period and the Final Level of the Lowest Performing Underlying is less than its Initial Level, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount you will be entitled to receive will be less than the principal amount of the securities and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the Final Level of the Lowest Performing Underlying will decrease in comparison to its Initial Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS ACCRUED AND UNPAID INTEREST, AT MATURITY OR UPON EARLY REDEMPTION — The securities will not pay more than the principal amount, plus accrued and unpaid interest, at maturity or upon early redemption. If the Final Level of each Underlying is greater than its respective Initial Level (regardless of whether a Knock-In Event has occurred), you will not receive the appreciation of any Underlying. Assuming the securities are held to maturity and the term of the securities is exactly one year, the maximum amount payable with respect to the securities will not exceed $1,096.00 for each $1,000 principal amount of the securities.
•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the securities will be based on the performance of the Underlyings, the payment of any amount due on the securities, including any applicable interest payments, early redemption payment or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.
•	THE REDEMPTION AMOUNT PAYABLE AT MATURITY WILL BE LESS THAN THE PRINCIPAL AMOUNT OF THE SECURITIES EVEN IF A KNOCK-IN EVENT OCCURS WITH RESPECT TO ONLY ONE UNDERLYING AND THE FINAL LEVEL OF ONLY ONE UNDERLYING FALLS BELOW ITS INITIAL LEVEL — Even if the closing level of only one Underlying reaches or falls below its Knock-In Level on any trading day during the Observation Period, a Knock-In Event will have occurred. In this case, the Redemption Amount payable at maturity will be less than the principal amount of the securities if, in addition to the occurrence of a Knock-In Event, the Final Level of just one Underlying falls below its Initial Level. This will be true even if the closing level of the Lowest Performing Underlying never reached or fell below its Knock-In Level on any trading day during the Observation Period.

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•	THE SECURITIES ARE SUBJECT TO A POTENTIAL EARLY REDEMPTION, WHICH WOULD LIMIT YOUR ABILITY TO ACCRUE INTEREST OVER THE FULL TERM OF THE SECURITIES —The securities are subject to a potential early redemption. Prior to maturity, the securities may be redeemed on any Interest Payment Date scheduled to occur on or after February 27, 2012 upon notice on or before the relevant Early Redemption Notice Date. If the securities are redeemed prior to the Maturity Date, you will be entitled to receive the principal amount of your securities and any accrued but unpaid interest payable on that Interest Payment Date. In this case, you will lose the opportunity to continue to accrue and be paid interest from the date of Early Redemption to the scheduled Maturity Date. If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that yield as much interest as the securities.
•	SINCE THE SECURITIES ARE LINKED TO THE PERFORMANCE OF MORE THAN ONE UNDERLYING, YOU WILL BE FULLY EXPOSED TO THE RISK OF FLUCTUATIONS IN THE LEVEL OF EACH UNDERLYING — Since the securities are linked to the performance of more than one Underlying, the securities will be linked to the individual performance of each Underlying. Because the securities are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a basket, the return would depend on the weighted aggregate performance of the basket components as reflected by the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, to the extent of the weightings of such components in the basket. However, in the case of securities linked to the lowest performing of each of two Underlyings, the individual performance of each Underlying is not combined to calculate your return and the depreciation of either Underlying is not mitigated by the appreciation of the other Underlying. Instead, if a Knock-In Event occurs, the Redemption Amount payable at maturity will depend on the lowest performing of the two Underlyings to which the securities are linked.
•	CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.
•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.
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•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of the Underlyings on any trading day during the Observation Period, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:
o	the expected volatility of the Underlyings;
o	the time to maturity of the securities;
o	the Early Redemption feature, which is likely to limit the value of the securities;
o	interest and yield rates in the market generally;
o	global gold and silver supply and demand, which is influenced by such factors as forward selling by gold and silver producers, purchases made by gold and silver producers to unwind gold and silver hedge positions, central bank purchases and sales of gold, and production and cost levels in major gold-producing countries and in major silver-producing countries;
o	investors' expectations with respect to the rate of inflation;
o	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Underlyings, or markets generally and which may affect the levels of the Underlyings; and
o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS — Your return on the securities will not reflect the return you would realize if you actually owned the shares of the Market Vectors Gold Miners ETF (the "Fund") or the equity securities that comprise the Underlyings. The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return you would receive based on the purchase of the shares of the Fund or the equity securities that comprise the Underlyings.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the shares of the Fund or the equity securities that comprise the Underlyings.
•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See "Description of the Securities—Adjustments—For reference funds" in the accompanying product supplement for further information.
•	THERE ARE RISKS ASSOCIATED WITH THE FUND — Although shares of the Fund are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that a fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Fund's investment strategy or otherwise, the Fund's investment advisor may add, delete or substitute the equity securities held by the Fund it advises. Any of these actions could adversely affect the price of the shares of the Fund and consequently the value of the securities. For further information on the Fund, please refer to the accompanying underlying supplement.

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•	THE PERFORMANCE OF THE FUND MAY NOT CORRELATE TO THE PERFORMANCE OF ITS TRACKED INDEX — The Fund will generally invest in all of the equity securities included in the index tracked by the Fund (the “Tracked Index”). There may, however, be instances where the Fund’s investment advisor may choose to overweight a stock in the Tracked Index, purchase securities not included in the Tracked Index that the investment advisor believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques in seeking to track accurately the Tracked Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Also, corporate actions with respect to the equity securities included in the Tracked Index (such as mergers and spin-offs) may impact the variance between the Fund and the Tracked Index. Finally, because the shares of the Fund are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Tracked Index.
•	RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN A SINGLE INDUSTRY — The stocks comprising the NYSE Arca Gold Miners Index and that are generally tracked by the Market Vectors Gold Miners ETF are stocks of companies primarily engaged in the mining of gold or silver. The shares of the Market Vectors Gold Miners ETF may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the Market Vectors Gold Miners ETF primarily invests in stocks and ADRs of companies that are involved in the gold mining industry, and to a lesser extent the silver mining industry, the shares of the Market Vectors Gold Miners ETF are subject to certain risks associated with such companies.

Gold mining companies are highly dependent on the price of gold and subject to competition pressures that may have a significant effect on their financial condition. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

Silver mining companies are highly dependent on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Peru, Mexico and China.
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Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the S&P 500® Index based on the closing levels of such Underlying from January 1, 2007 through January 23, 2012, the historical performance of the Russell 2000® Index based on the closing levels of such Underlying from January 1, 2007 through January 23, 2012 and the historical performance of the Market Vectors Gold Miners ETF based on the closing levels of one share of such Underlying from May 22, 2006 through January 23, 2012. The closing level of the S&P 500® Index on January 23, 2012 was 1,316. The closing level of the Russell 2000® Index on January 23, 2012 was 783.05. The closing level of one share of the Market Vectors Gold Miners ETF on January 23, 2012 was $53.01. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. The levels of any of the Underlyings may decrease so that a Knock-In Event occurs and at maturity you will receive a Redemption Amount equal to less than the principal amount of the securities. Any payment on the securities is subject to our ability to pay our obligations as they become due. We cannot give you any assurance that the closing levels of the Underlyings will remain above their respective Knock-In Levels during the Observation Period. If the closing level of any Underlying reaches or falls below its Knock-In Level on any trading day during the Observation Period, and the closing level of the Lowest Performing Underlying on the Valuation Date is less than its Initial Level, then you will lose money on your investment.

For additional information on the Underlyings, see information set forth under “The Reference Indices—The S&P Indices—The S&P 500® Index,” “The Reference Indices—The Russell 2000® Index” and “The Reference Funds—The Market Vectors Gold Miners ETF” in the accompanying underlying supplement.

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Supplemental Information Regarding Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,
•	a mutual fund,
•	a tax-exempt organization,
•	a grantor trust,
•	certain U.S. expatriates,
•	an insurance company,
•	a dealer or trader in securities or foreign currencies,
•	a person (including traders in securities) using a mark-to-market method of accounting,
•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or
•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Due to the terms of the securities and the uncertainty of the tax law with respect to characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities for U.S. federal income tax purposes. The possible alternative characterizations and risks to investors of such characterizations are discussed below. Based on the advice of our special tax counsel, we intend to treat the securities, for U.S. federal income tax purposes, as (1) a put option (the “Put Option”) that requires the holder to cash settle against the value of the reference underlying for an amount equal to the Deposit (as

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defined below) if the reference underlying declines to a defined floor level and ends up equal to or less than the initial level and (2) a deposit with us of cash, in an amount equal to the amount paid for a security (the “Deposit”) to secure the holder’s potential obligation to cash settle against the value of the reference underlying. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of a security, each holder agree to treat the securities as consisting of a Deposit and a Put Option with respect to the reference underlying for all U.S. federal income tax purposes. The balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that securities with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.

It is also possible that the IRS would seek to characterize a security as a notional principal contract (an “NPC”). In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate income regardless of an investor’s usual method of tax accounting. Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature. Deductions for NPC payments may be limited in certain cases. Certain payments under an NPC may be treated as U.S. source income. The IRS could also seek to characterize your securities as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. Alternatively, in the event that the securities have a term of more than one year and reference an equity interest in a “pass-thru entity” within the meaning of Code section 1260 (which includes shares in, among others, an exchange-traded fund, a regulated investment company, a real estate investment trust, a partnership or a trust), the IRS might assert that the securities constitute a “constructive ownership transaction.” If the securities were treated as a constructive ownership transaction, under Code section 1260, all or a portion of your gain, if any, from the securities would be recharacterized as ordinary income, and you would be required to pay additional tax calculated by reference to interest on the tax on such recharacterized income. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an

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entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership, and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, each coupon (a “Coupon”) is comprised of a component that is stated interest on the security, which should be treated as interest on the Deposit of 0.549%, and the balance of the Coupon should be treated as an installment payment of put premium received by the U.S. Holder in respect of the Put Option to us (the “Put Premium”).

Payment of Redemption Amount and Coupons on the Securities

We will treat the Deposit as a debt obligation issued by us. Accordingly, we will treat each Coupon as consisting of interest of 0.549% on the Deposit and the balance as an installment payment of Put Premium paid to you. U.S. Holders should therefore include such interest component of each Coupon in income as received or accrued, based on their method of accounting.

If a knock-in event has occurred and the security provides for the payment of the redemption amount in cash based on the return of the underlying, a U.S. Holder will receive cash equal to the amount described above under “Key Terms — Redemption Amount”. A U.S. Holder will be deemed to receive the Deposit and any accrued but unpaid Coupons. Ordinarily, there should be no gain or loss on the Deposit, and the remainder of this discussion assumes that this will be the case. If the final level of the reference underlying is less than the initial level and a knock-in event has occurred, the Put Option should be deemed to have been exercised at the time of redemption. In such a case, the difference between the Deposit and the amount received, less accrued but unpaid interest on the Deposit (which will be taxed as described above) is deemed to have been paid to settle the Put Option. Any loss on the Put Option, calculated as (a) the Deposit, less (b) the Redemption Amount (less accrued but unpaid interest on the Deposit) plus the Put Premium, should be short-term capital loss.

If a knock-in event has occurred and the security provides for the payment of the redemption amount in physical shares or units of the underlying, the U.S. Holder should not recognize any gain or loss with respect to the Put Option (other than with respect to cash received in lieu of fractional shares or units, as described below). The U.S. Holder should have an adjusted tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to the Deposit less the total Put Premium received. The U.S. Holder’s holding period for any reference shares or units received should start on the day after the delivery of the reference shares or units. The U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the reference shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

If a knock-in event has not occurred, or if the securities are subject to early redemption, a U.S. Holder will receive cash equal the Deposit plus any accrued but unpaid Coupons. In such a case, the Put Option should be deemed to have expired unexercised and an amount equal to any accrued but unpaid Put Premium should be treated as short-term capital gain. The interest portion of the Coupons will be taxed as described above.

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Sale or Exchange of the Securities

Upon a sale or exchange of a security, a U.S. Holder should allocate the sale proceeds received between the Deposit and the Put Option on the basis of their respective fair market values on the date of sale. The U.S. Holder should generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount of the sale proceeds allocable to the Deposit (less accrued but unpaid interest on the Deposit which will be taxed as described above under “Payment of Redemption Amount and Coupons on the Securities”) and the U.S. Holder’s adjusted tax basis in the Deposit (which will generally equal the issue price of the security). Generally, there should be no gain or loss with respect to the Deposit.

A U.S. Holder should generally recognize gain or loss with respect to the Put Option in an amount equal to the difference between the amount of the sale proceeds allocable to the Put Option and the U.S. Holder’s adjusted tax basis in the Put Option. If the value of the total sale proceeds received (minus accrued but unpaid interest with respect to the Deposit) exceeds the Deposit, then the U.S. Holder should recognize short-term capital gain equal to the amount of remaining sale proceeds allocable to the Put Option. If the value of the Deposit exceeds the total sale proceeds received (minus accrued but unpaid interest with respect to the Deposit), then the U.S. Holder should be treated as having paid the buyer an amount equal to the amount of such excess in exchange for the buyer’s assumption of the U.S. Holder’s rights and obligations under the Put Option (such excess being referred to as “Deemed Payment”). In such a case, the U.S. Holder should recognize short-term capital loss in an amount equal to the Deemed Payment made by the U.S. Holder to the buyer with respect to the assumption of the Put Option.

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” generally are certain payments attributable to withholdable payments. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act’s withholding regime will apply to withholdable payments made after December 31, 2013, and to passthru payments made after December 31, 2014. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2013 may be subject to 30% withholding.

Non-U.S. Holders Generally

The U.S. withholding tax consequences of any Coupon payment in respect of the securities is uncertain. Given the uncertainty, we will withhold U.S. income tax at a rate of 30% on any Coupon payment. It may be possible for a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) to take the position that

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some or all of a Coupon payment is exempt from the 30% U.S. withholding tax or subject to a reduced withholding tax rate under an applicable tax treaty. Any Non-U.S. Holder taking the position that a Coupon payment is exempt from the 30% withholding tax or eligible for a reduced rate of U.S. withholding tax may seek a refund or credit of any excess amounts withheld by us by filing an appropriate claim for refund with the IRS.

In the case of a Non- U.S. Holder that has no connection with the United States other than holding its securities, payment of the redemption amount by us in respect to the securities (except to the extent of the Coupons) will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding the possibility that any portion of the return with respect to the securities could be characterized as dividend income and be subject to U.S. withholding tax.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS. Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security. Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend. If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or

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expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders (and certain U.S. entities that may be specified in future IRS guidance) with an interest in any “specified foreign financial asset” to file an annual report on new IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations). Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person. Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision. The IRS has suspended the requirement to file IRS Form 8938 with income tax returns for returns that are filed before the date of release of IRS Form 8938. However, following the release of IRS Form 8938, U.S. Holders for which the filing of IRS Form 8938 has been suspended for a taxable year will be required to attach IRS Form 8938 for each suspended taxable year to their next income tax or information return required to be filed with the IRS. Penalties apply to any failure to file IRS Form 8938. Additionally, in the event a U.S. Holder does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

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Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of between $20.00 and $22.50 per $1,000 principal amount of securities, for total underwriting discounts and commissions of $45,905.00. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

In addition, Credit Suisse International, an affiliate of Credit Suisse may pay referral fees of up to $7.50 per $1,000 principal amount of securities in connection with the distribution of the securities. An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities. For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

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Credit Suisse